COMPENSATION AGREEMENT



         Agreement made as of the 18 day of February, 2004 by and between Ohana Enterprises, Inc. (OHI"), a Delaware corporation with its principal place of business at 7275 Murdy Circle, Huntington Beach, CA 92647 and David L. Kagel, Esq. ("Kagel") with offices at 1801 Century Park East, Suite 2500, Los Angeles, California 90067. This Agreement is intended to constitute an Employee Benefit Plan as defined in Rule 405 of Regulation C under the Securities Act of 1933, as amended (the "Act) and Kagel is intended to come within the definition of Employee" as defined in Paragraph A.1(a)(1) of the General Instructions under Form S-8 under the Act.

         1. OHI hereby retains Kagel as special counsel to perform certain services for OHI (services) in order to assist it in complying with its obligations as a public company. Such services shall include but not be limited to the following:

                  (a) Assisting OHI in identifying one or more private companies which may be acquisition candidates for OHI (Company) in a merger or acquisition transaction (Transaction).

                  (b) Performing legal review and due diligence in order to confirm the nature and status of the Company and reporting his findings to OHI.

                  (c) Assisting OHI in structuring a proposed transaction between OHI and the company such that OHI's shareholders will receive maximum value in the Transaction.

                  (d) Assisting OHI in negotiating with the person or persons in control of the Company.

                  (e) Assisting OHI in locating and introducing OHI to other professionals with the experience and credibility to provide primary assistance in completing the Transaction.

                  (f) Interfacing with OHI counsel and management in order to enable the Transaction to be concluded in a prompt and efficient manner.

                  (g) Providing EDGARizing services for OHI, providing other legal services for OHI in connection with transactional negotiations, drafting and review of minutes of meetings of the Board of Directors, drafting and review of employment agreements, review of indemnification provisions of the Articles and Bylaws of OHI and preparation of indemnification agreements between OHI and its officers and directors.

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         2. OHI and Kagel agree that none of the services to be rendered by
Kagel for which he is to be compensated pursuant to this agreement is or will be in connection with the offer or sale of securities in a capital raising transaction and will not directly or indirectly promote or maintain a market for OHI's common stock.


         3. Kagel shall devote his best efforts to rendering the above services to OHI and will make himself available to OHI on a regular and continuing basis. Kagel shall not be required to devote any minimum number of hours and shall not be required to maintain records of the time he devotes to the Transaction. OHI agrees to reimburse Kagel for travel and incidental expenses incurred in rendering services to OHI with OHI's prior approval. Kagel's obligation to render services to OHI under this agreement shall terminate upon the earlier of the closing of the Transaction between OHI and the company or six months from the date of this agreement.


         4. OHI agrees that it will make available to Kagel any and all books and records which he shall require to assist him in performing the services. Kagel acknowledges that he shall be bound by the attorney-client privilege with respect to all documents furnished by OHI to Kagel and communications between Kagel and consultants engaged by OHI shall be subject to the attorney-client privilege and shall not be disclosed to any third party without the prior written consent of OHI unless otherwise required by law.


         5. In consideration for the services set forth above OHI will issue to Kagel an aggregate of 1,600,000 shares of OHI common stock (Shares) which shall be valued at $.10 per share. In the event that Kagel realizes less than $150,000 from the sale of all Shares, Kagel shall give notice thereof to OHI and OHI shall immediately issue to Kagel a number of Shares, which when valued at the then current market price, shall equal the difference between the amount realized by Kagel from the sale of the Shares and $150,000. In the event that Kagel shall realize in excess of $150,000 from the sale of the Shares, he shall retain such amount and OHI shall have no right to reimbursement of such excess.


         6. The Shares and any additional Shares issued pursuant to Paragraph 5 of this Agreement, shall be promptly registered by OHI on Form S-8 and certificates representing the Shares shall be delivered to Kagel, in his name, without legend or stop transfer order following the effective date of such registration.

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         7. The Shares will be considered paid for and earned by Kagel upon execution of this Agreement.

         Agreed to on the date set forth above by and between the signatories below.


                                                OHI

                                                OHANA ENTERPRISES, INC.

                                                By:/s/_________________________
                                                CATHERINE THOMPSON,
                                                 Vice President, CFO



                                                /s/
                                                ------------------------------
                                                DAVID L. KAGEL